Globe Specialty Metals Reopens Bridgeport Ferrosilicon Plant, Completes Planned Maintenance and Upgrades at its Other Domestic Plants and Expects Decrease in Earnings for the Quarter Ended December 31, 2011.

New York, January 27, 2012 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company” or “Globe”) today announced that its Bridgeport, Alabama ferrosilicon plant has resumed operations after the completion of repairs from the November fire.  As a result of this event, EBITDA for the second quarter ended December 31, 2011 is expected to decline by approximately $5.0 million.

Globe has property and business interruption insurance coverage and has filed an insurance claim for the full loss less the deductible and exclusion period and is working with the insurance carriers to resolve the claim.  The Company expects that insurance proceeds will ultimately cover most of the lost profits and all repairs and replaced equipment.  Insurance proceeds will serve to offset the loss.

The Company also completed the planned maintenance and upgrade outages on six of its fourteen other domestic furnaces during the fiscal second quarter.  The work was completed in December and those furnaces are now operating at full capacity.  As a result of the large number of planned outages, Globe produced approximately 5,000 MT less silicon metal in the quarter and incurred significant major maintenance expenses and under-absorbed fixed costs.  EBITDA for the quarter is expected to decline by approximately $2.5 million from the preceding quarter as a result of the higher operating expenses incurred during the outages.

Also, as a result of the mark-to-market of our power hedge and foreign exchange, EBITDA for the quarter is expected to decline by approximately $2.5 million from the preceding quarter.  Additionally, EBITDA is expected to decline by approximately $2.0 million as a result of lower shipments and pricing.

In total, as a result of the above items, Globe expects to report a decline of approximately $12.0 million of EBITDA in the quarter ended December 31, 2011, from results in the quarter ended September 30, 2011.

The planned maintenance and upgrades that were completed in the quarter ended December 31, 2011 are expected to reduce our production costs and increase output.

Globe is presently running all its furnaces at full production to meet customer demand, which is improving, as highlighted in recent reports on major end market participants.

Globe expects to report fiscal second quarter earnings ended December 31, 2011 and have its earnings conference call on Monday, February 6, 2012.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

CONTACT: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
Or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com